Exhibit 3.5

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
JUPITER WELLNESS, INC.

Jupiter Wellness, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

A.                The name of the Corporation is Jupiter Wellness, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on October 24, 2018 and amended and restated on November 1, 2018.

B.                 This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.                 The text of the Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to read as follows:

Article One
NAME

The name of the Corporation is Jupiter Wellness, Inc. (the “Corporation”).

Article Two
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Felts Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Resident Agents Inc.

Article Three
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

Article Four
CAPITAL STOCK

Section 1.                Authorized Shares. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 101,000,000, of which 100,000,000 shares shall be common stock having a par value of $0.001 (“Common Stock”) and 1,000,000 shares shall be shares of preferred stock having a par value of $0.001 (“Preferred Stock”).

Section 2.                Common Stock. Except as otherwise required by law, as provided in this Second Amended and Restated Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 3.                Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)               the designation of the series;

(b)               the number of shares of the series;

(c)               the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d)               whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e)               whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f)                whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g)               the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

2

(h)               the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i)                 the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j)                 any other relative rights, preferences, and limitations of that series.

Article Five
BOARD OF DIRECTORS

Section 1.                General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2.                Number of Directors. The number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

Section 3.                Election and Term of Office. The directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected and shall hold office only in this manner, except as provided in this Article Five. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 4.                Newly-Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Article Six
LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 1.                Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

3

Section 2.                Amendment or Repeal. Neither any amendment nor repeal of this Article Six, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article Six, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

Article Seven
STOCKHOLDER ACTION

Section 1.                Stockholder Consent Prohibition. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.

Section 2.                Special Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the By-Laws.

Article Eight
BYLAWS

Section 1.                Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws of the Corporation without any action on the part of the stockholders.

Section 2.                Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the Bylaws of the Corporation[; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Second Amended and Restated Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article Nine
SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

The Corporation expressly elects to not be governed by Section 203 of the DGCL.

4

Article Ten
FORUM SELECTION

Unless the corporation consents in writing to the selection of an alternative forum, New York shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the corporation to the corporation or the corporation's shareholders or (c) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein.

Article Eleven

Article TwelveAMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Second Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles Five, Seven and Eight of this Second Amended and Restated Certificate of Incorporation.

* * * * * *

5

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by the undersigned, a duly authorized officer of the Corporation, on ______, 2020.

By:
Brian John
President and Chief Executive Officer

6